EXHIBIT 10.1

pennsylvania DEPARTMENT OF ENVIRONMENTAL PROTECTION
WATER PLANNING OFFICE

May 24, 2011

CERTIFIED MAIL NO. 7005 1820 0007 4210 3790

Mr. Jeremy Rowland

Bion Environmental Technologies Bion PAl, LLC

1775 Summitview Way

P.O. Box 566

Crestone, CO 81131

Dear Mr. Rowland:

Enclosed are documents related to the certification of nutrient reduction credits for the Bion Combustion Facility (“Facility”).  Please note that the certification states that no nutrient reduction credits can be generated until, among other things, Bion provides the Commonwealth of Pennsylvania, Department of Environmental Protection (“Department”) with the final location of the Facility.

As discussed during an April 8, 2011 meeting in Harrisburg, the Environmental Protection Agency is expected to revise the Chesapeake Bay Watershed Model and publish the results later this year. It is likely that these changes will result in revised edge of segment (EOS) and delivery factors that are employed to help calculate credits that may be generated by a certified pollutant reduction activity.  Bion may seek re-certification of the pollutant reduction activity addressed in the enclosed Nutrient Credit Generation Certification for the Facility once the revised EOS and delivery ratios mentioned above are available. When available, the revised EOS and delivery ratios will be published on the Department's Nutrient Credit Trading Website. Upon publication of the revised EOS and delivery ratios should Bion continue to seek an alternative value for EOS then the Department will meet with Bion to discuss this alternative value prior to Bion seeking re-certification. Please note that re-certification will also be an option for any other applicant should an approvable request be submitted to the Department.

Thank you for the opportunity to discuss the project. If you have any additional questions, please contact Ann Roda of the Water Planning Office by email at aroda@state.pa.us or by phone at 717-787-4726.

Sincerely,

/s/ Andrew C. Zemba

Andrew C. Zemba

Environmental Program Manager

_______________________________________________________________________________________

Rachel Carson State Office Building I P.O. Box 2063 I Harrisburg, PA 17105-2063

717.787.2814

            www.depweb.state.pa.us

Enclosure —

May 24, 2011 Nutrient Credit Generation Certification for the Bion Combustion Facility

April 2, 2010 Nutrient Credit Generation Certification for 1200 Dairy Cows

cc:

Mr. Dominic Bassani, Bion Environmental Technologies and Bion PAl, LLC

Mr. Hugh Archer, Mavickar Environmental Consultants

Mr. Devin Gerlach, TeamAG

Mr. Ron Kreider, Kreider Farms

pennsylvania DEPARTMENT OF ENVIRONMENTAL PROTECTION WATER PLANNING OFFICE

May 24, 2011

CERTIFIED MAIL NO. 7005 1820 0007 4210 3790

Mr. Jeremy Rowland

Bion Environmental Technologies Bion PAl, LLC

1775 Summitview Way

P.O. Box 566

Crestone, CO 81131

RE: Nutrient Credit Generation Certification for the Bion Combustion Facility

Dear Mr. Rowland:

Enclosed is the Nutrient Credit Generation Certification for Bion Environmental Technologies and Bion PAl, LLC (“Bion”), pursuant to which nutrient reduction credits may be generated from the operation of the Bion Combustion Facility (“Facility”). Please note that the certification states that no nutrient credits can be generated until, among other things, Bion provides the Commonwealth of Pennsylvania, Department of Environmental Protection (“Department”) with the final location of the Facility. This certification is based on the Bion submissions received from August 18, 2010 and revised through April 18, 2011 as well as email communications from May 9, 2011 through May 17, 2011 (“the certification request”), but uses a weighted edge of segment value based on the standard edge of segment values used in the Nutrient Credit Trading Program rather than the site specific edge of segment value Bion requested in the certification request.

The certification also uses the approved Kreider Nutrient Management Plans as the baseline for the calculation of nutrient reductions. The manure processed by this Facility will be collected from Belt Dry Housing and High Rise Deep Pit Housing at the following Kreider poultry operations: the Donegal Farm, 1104 Colebrook Road, Mt. Joy PA 17552; the Manheim Farm, 1461 Lancaster Road, Manheim PA 17545; the Middletown Farm, 301 Long View Drive, Middletown PA 17507; and, the Mt. Pleasant Farm, 1486 Mt. Pleasant Road, Lebanon PA 17042 (“Kreider Farms”).

This certification describes a process for the calculation of annual credits for Bion for the operation of the Facility that, as described in the certification request, will process poultry manure from Kreider Farms to reduce nutrients while producing residual ash that will be land-filled or beneficially used for its nutrient content. The Facility will be designed to accept other biomass sources, such as the cellulosic coarse solids

_______________________________________________________________________________________

Rachel Carson State Office Building I P.O. Box 2063 I Harrisburg, PA 17105-2063

717.787.2814

             www.depweb.state.pa.us

produced by the Kreider Dairy Bion Environmental Management System (BEMS) (see April 2, 2010 Nutrient Credit Generation Certification for 1200 Dairy Cows).

This certification requires that the Nutrient Management Plans for Kreider Farms be modified to provide that manure will either be processed by the Facility or exported through a broker. In addition, if the residual ash is to be land-applied within the Chesapeake Bay Watershed, the impact on nutrient credit generation will be calculated for that activity in a manner consistent with program requirements in place at that time. The application of the residual ash within the Chesapeake Bay Watershed may reduce the amount of nutrient credits generated from the facility depending on its nutrient content, the amount applied and the amount of nutrients that the applied ash replaces. If the residual ash is to be applied on any of the Kreider Farms, the applicable Nutrient Management Plan must be amended to reflect the activity that is taking place on the operation to ensure compliance.

As an example, if the predictions in the certification request and the weighted edge of segment values based on the standard edge of segment values used within the Nutrient Credit Trading Program are used, the nitrogen in the manure received from the Belt Dry Housing Facilities will be 4,168,416 pounds, the NOx and NH3 emissions will be 14,887 pounds, the ash will not be applied within the watershed and will be disposed of in a landfill, and nitrogen in the replacement fertilizer will be 1,240,600 pounds. If the operation of the Facility generates the projected nutrient reductions that were included in the certification request but with the weighted edge of segment value based on the standard edge of segment values used in the Nutrient Credit Trading Program, and the annual verification demonstrates that the actual nutrient reductions have been achieved, then this would result in 559,457 nitrogen reduction credits that could be available on an annual basis.

This process for the certification of annual credits is valid until September 30, 2022, as long as the credit generating activity is implemented, maintained and verified pursuant to the conditions contained in this certification. Credits can only be generated as a result of actual nutrient reductions. If changes occur from what was submitted, the credit generating activity must be re-certified by the Department.

If you would like to continue to generate credits for this nutrient reduction activity beyond September 30, 2022, you must submit a request for re-certification to the Department by March 31, 2022. Prior to submission of a request, we will work with you to ensure the credit calculation approach is accurate, based on any changes in the Nutrient Trading Program, including changes in the Department's methodology for determining the appropriate amount of credits, and to ensure the appropriate information is included in an application for renewal of the credit certification. Once a request is submitted, the Department will consider recertification based on the new information and any other requirements of the Nutrient Trading Program. Thereafter, this certification renewal process will be repeated every fifth year throughout the useful life of the Facility.

Any person aggrieved by this action may appeal, pursuant to Section 4 of the Environmental Hearing Board Act, 35 P.S. Section 7514, and the Administrative Agency Law, 2 Pa.C.S. Chapter 5A, to the Environmental Hearing Board, Second Floor, Rachel Carson State Office Building, 400 Market Street, P.O. Box 8457, Harrisburg,  PA 17105- 8457, 717-787-3483. TDD users may contact the Board through the Pennsylvania Relay Service, 800-654-5984. Appeals must be filed with the Environmental Hearing Board within 30 days of receipt of written notice of this action unless the appropriate statute provides a different time period. Copies of the appeal form and the Board's rules of practice and procedure may be obtained from the Board. The appeal form and the Board's rules of practice and procedure are also available in braille or on audiotape from the Secretary to the Board at 717-787-3483. This paragraph does not, in and of itself, create any right of appeal beyond that permitted by applicable statutes and decisional law.

IF YOU WANT TO CHALLENGE THIS ACTION, YOUR APPEAL MUST REACH THE BOARD WITHIN 30 DAYS. YOU DO NOT NEED A LAWYER TO FILE AN APPEAL WITH THE BOARD. IMPORTANT LEGAL RIGHTS ARE AT STAKE, HOWEVER, SO YOU SHOULD SHOW THIS DOCUMENT TO A LAWYER AT ONCE. IF YOU CANNOT AFFORD A LAWYER, YOU MAY QUALIFY FOR FREE PRO BONO REPRESENTATION. CALL THE SECRETARY TO THE BOARD (717-787-3483) FOR MORE INFORMATION.

If you have any additional questions, please contact Ann Roda of the Water Planning Office by email at aroda@state.pa.us or by phone at 717-787-4726.

Sincerely,

/s/ Andrew C. Zemba

Andrew C. Zemba

Environmental Program Manager

Enclosure —

May 24, 2011 Nutrient Credit Generation Certification

April 2, 2010 Nutrient Credit Generation Certification for 1200 Dairy Cows

cc:

Mr. Dominic Bassani, Bion Environmental Technologies and Bion PAl, LLC Mr. Hugh Archer, Mavickar Environmental Consultants

Mr. Devin Gerlach, TeamAG

Mr. Ron Kreider, Kreider Farms

COMMONWEALTH OF PENNSYLVANIA

DEPARTMENT OF ENVIRONMENTAL PROTECTION

WATER PLANNING OFFICE

NUTRIENT CREDIT GENERATION CERTIFICATION

Bion Environmental Technologies and Bion PAl, LLC (“Bion”) — the Belt Dry Housing and High Rise Deep Pit Housing at the following Kreider poultry operations: the Donegal Farm, 1104 Colebrook Road, Mt. Joy PA 17552; the Manheim Farm, 1461 Lancaster Road, Manheim PA 17545; the Middletown Farm, 301 Long View Drive, Middletown PA 17507; and, the Mt. Pleasant Farm, 1486 Mt. Pleasant Road, Lebanon PA 17042 (“Kreider Farms”).

The Commonwealth of Pennsylvania, Department of Environmental Protection (“Department”), pursuant to 25 Pa. Code § 96.8 (relating to use of offsets and tradable credits from pollution reduction activities in the Chesapeake Bay Watershed), hereby certifies the pollutant reduction activity pursuant to which nutrient reduction credits (“credits”) may be generated from operation of the Bion Combustion Facility (“Facility”). Bion will provide the final location of the Facility prior to obtaining permits for the construction and operation of the Facility, and prior to generating credits. This certification is based on the Bion submissions received from August 18, 2010 and revised through April 18, 2011 as well as email communications from May 9, 2011 through May 17, 2011 (“the certification request”), but uses a weighted edge of segment value based on the standard edge of segment values used in the Nutrient Credit Trading Program rather than the site specific edge of segment value Bion requested in the certification request. The certification uses the approved Kreider Nutrient Management Plans as the baseline for the calculation of nutrient reductions. Bion has its offices at 1775 Summitview Way, P.O. Box 566, Crestone, CO 81131.

This certification is valid through September 30, 2022 and is subject to the following terms and conditions:

Credit Generation

1.

This certification is applicable to the operation of the Facility that as described in the certification request, will process poultry manure from Kreider Farms to reduce nutrients while producing residual ash that will be land-filled or beneficially used for its nutrient content. The Facility will be designed to accept other biomass sources, such as the cellulosic coarse solids produced by the Kreider Dairy Bion Environmental Management System (BEMS) (see April 2, 2010 Nutrient Credit Generation Certification for 1200 Dairy Cows). If Bion seeks to generate nutrient reduction credits by the use of additional manure or seeks to expand and/or modify the Facility, Bion will need to obtain recertification. Any re-certification request must be based on the program requirements in place at the time the Department makes a final decision on the request.

2.

This certification of annual credits is valid until September 30, 2022, as long as the credit generating activity is implemented, maintained and verified pursuant to the conditions contained in this certification. Bion may renew this certification by submitting for re-certification by March 31, 2022. The terms and conditions of this certification are automatically continued if the Department is unable, through no fault of Bion, to renew the certification by September 30, 2022. Thereafter, this certification renewal process will be repeated every fifth year throughout the useful life of the Facility.

3.

No nutrient credits can be generated until Bion provides the final location of the Facility, Bion receives final Department approval of all required permits needed for the construction and operation of the Facility, and the applicable Nutrient Management Plans for the Kreider Farms are modified to reflect the processing of the manure.

4.

Nitrogen contained in the manure collected from the High Rise Deep Pits Housing and the Belt Dry Housing received by the Facility minus NOx and NH3 emissions from the Facility stack minus nitrogen contained in the ash, if the ash is to be applied in the Chesapeake Bay Watershed (See Paragraph 5), minus the amount of nitrogen to be applied to replace the nitrogen contained in the previously exported manure shall be available for the generation of nutrient reduction credits. The amount of nutrient reductions will be calculated based on actual throughputs of manure, ash and actual NOx and NH3 emissions as measured by the monitoring/verification plan approved as part of the required permits.

Nitrogen credits for this activity (assuming no land application of the ash) shall be calculated as follows:

[(Nitrogen in manure received by the Facility) — (NOx and NH3 emissions from the Facility) - (Total amount of nitrogen applied to replace the manure previously exported)] x (0. 21 Weighted Edge of Segment Factor for Conservation Till) x (0.97 Delivery Ratio) x (0.90 Reserve Ratio).

As an example, if the predictions in the certification request and the weighted edge of segment values based on the standard edge of segment values used within the Nutrient Credit Trading Program are used, the nitrogen in the manure received from the Belt Dry Housing Facilities will be 4,168,416 pounds, the NOx and NH3 emissions will be 14,887 pounds, the residual ash will not be applied within the watershed and will be disposed of in a landfill, and nitrogen in the replacement fertilizer will be 1,240,600 pounds. If the operation of the Facility generates the projected nutrient reductions that were included in the certification request but with the weighted edge of segment value based on the standard edge of segment values used in the Nutrient Credit Trading Program, and the annual verification demonstrates that the actual nutrient reductions have been achieved, then this would result in 559,457 nitrogen reduction credits that could be available on an annual basis.

5.

If, at any time, Bion chooses to land apply the residual ash within the Chesapeake Bay Watershed, the impact on nutrient credit generation will be calculated for that activity in a manner consistent with program requirements in place at that time. The application of the residual ash within the Chesapeake Bay Watershed may reduce the amount of nutrient credits generated from the facility depending on its nutrient content, the amount applied and the amount of nutrients that the applied ash replaces. If the residual ash is to be applied any of the Kreider Farms, the applicable Nutrient Management Plan must be amended to reflect the activity that is taking place on the specific operation to ensure compliance.

Credit Verification

In order for Bion to obtain verification of annual credits generated under this certification, Bion must do the following:

1.

Bion shall implement the monitoring/verification plan included as part of the Department's final approval of all required permits needed for the construction and operation of the Facility.

2.

For the first year of the Facility operation, Bion shall, on a quarterly basis, provide the Department with a Nutrient Credit Verification Report that lists the nutrient reduction credits generated for the previous 3 month period under the terms and conditions of this certification. The report shall provide the data and calculations demonstrating that the reductions forming the basis for calculation of the credits have occurred. The report shall use the calculation methods approved by the Department as part of the required permits.

3.

By September 30 of each subsequent year, Bion shall provide the Department with a Nutrient Credit Verification Report that lists the nutrient reduction credits generated for the previous 12 month period under the terms and conditions of this certification. The report shall provide the data and calculations demonstrating that the reductions forming the basis for calculation of the credits have occurred. The report shall use the calculation methods approved by the Department as part of this certification and the required permits.

Standard Conditions

1.

This certification shall be null and void if final Department approval of all required permits needed for the construction and operation of the facility are not received

2.

Credits may only be used in the year in which they have been generated. A year of generation is the annual period from October 15t to September 30th and will also be the compliance year for purposes of applying credits toward an NPDES permit obligation. An additional two month truing up period, ending November 28, is available for NPDES permit holders. During this two month period, credits generated in that compliance year may be applied toward an NPDES permit obligation, as long as the credits have been generated and verified for that compliance year.

3.

Credits must be verified and registered with the Department in order to be applied to an NPDES permit obligation. This must be completed for each year that the credits are used to meet permit obligations.

4.

If there is a conflict between the information contained in the documents submitted by Bion and the terms and conditions of this certification, the terms and conditions of. this certification shall apply.

5.

Failure to comply with the terms and conditions of this certification is grounds for enforcement action and may be grounds for revocation of any credits to be generated by this treatment process.

6.

Bion shall record and report to the Department any noncompliance with the terms and conditions of this certification that may endanger public health or safety or the environment. This information shall be provided orally immediately, if possible, but no later than.24 hours from the time Bion becomes aware of the circumstances. If there is any doubt about whether or not an incident may endanger public health or safety or the environment, the Department shall be notified. A completed noncompliance report shall be submitted to the Department within two weeks of the oral report. The noncompliance report must describe the noncompliance and its cause, and the period of noncompliance, including exact dates and times. If the noncompliance has not already been corrected, the noncompliance report must state the anticipated duration of the noncompliance and the steps taken or planned to be taken to reduce, eliminate and prevent reoccurrence of the noncompliance.

7.

Bion shall furnish to the Department, within the timeframe specified by the Department, any information the Department may request to determine compliance with this certification. All documents, records, data or other information necessary to demonstrate compliance with this certification shall be maintained by Bion for a minimum of seven (7) years.

8.

Nothing in this certification shall be construed to preclude the institution of any legal action or to relieve Bion from the responsibilities, liabilities or penalties to which Bion may be subject, under the Clean Streams Law or any other federal or state requirement.

9.

It shall not be a defense for Bion in an enforcement action that it would have been necessary to halt or reduce the activity required by this certification in order to maintain compliance with the terms and conditions herein.

10.

The Department or its designee shall have the right to:

a.

Enter upon the premises where the activity regulated by this certification is located or conducted or where records are kept;

b.

Have access to and copy at reasonable times any records that must be kept in accordance with this certification;

c.

Inspect at reasonable times any facilities, equipment (including monitoring and control equipment), practices and operations regulated by this certification;

d.

Sample and monitor, at reasonable times, any substances or parameters at any location.

11.

This certification maybe automatically transferred to a new entity if the following conditions are met:

a.

The Department receives written notice of the transfer at least 30 days in advance of the transfer date;

b.

The notice includes a written agreement between the transferring parties containing a specific date for transfer of the certification responsibilities, coverage and liability between them;

c.

The Department does not notify the transferring parties of its objections to the transfer or its intent to modify the certification. If this notification is not received, the transfer is effective on the transfer date specified in the agreement required under paragraph a. above;

d.

The transferring parties are in compliance with existing Department issued permits, regulations, orders and schedules of compliance, or that any noncompliance has been resolved in a manner satisfactory to the Department.

12.

The issuance of this certification does not convey property rights of any sort, or any exclusive privilege.

13.

All communications, including reports, pursuant to this certification shall be directed to:

Department of Environmental Protection

Water Planning Office

2nd Floor Rachael Carson State Office Building

P.O. Box 2063

Harrisburg, Pennsylvania 17105-2063

Date: 5/24/2011

/s/ Andrew C. Zemba

Andrew C. Zemba

Environmental Program Manager

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